                                                                 Exhibit 4(a)

                                    RESTATED

                           ARTICLES OF INCORPORATION

                                       of

                          BATTLE MOUNTAIN GOLD COMPANY


                 BATTLE MOUNTAIN GOLD COMPANY (the "Corporation"), a corporation organized under the laws of the State of Nevada, by its President and Secretary, does hereby certify that:

                 1.       Pursuant to the provisions of Sections 78.403 and
78.390 of the Nevada Revised Statutes, the Corporation hereby amends and restates its Articles of Incorporation, as heretofore amended, and adopts the following Restated Articles of Incorporation:

                 FIRST: The name of the corporation is BATTLE MOUNTAIN GOLD COMPANY (the "Corporation").

                 SECOND: The principal office or place of business of the Corporation in the State of Nevada is to be located at One East First Street, in the City of Reno, County of Washoe.

                 THIRD:  The Corporation may engage in any lawful activity.

                 FOURTH: The amount of the total authorized capital stock of the Corporation, and the number and par value of the shares of which it is to consist, is 220,000,000 shares, amounting in the aggregate to Forty Million Dollars ($40,000,000), divided into classes as follows:

                          20,000,000 shares shall be Preferred Stock, $1.00 par
                 value ("Preferred Stock"); and

                          200,000,000 shares shall be Common Stock, $0.10 par
                 value ("Common Stock").

         Shares of any class of stock of the Corporation may be issued for such consideration and for such corporate proposes as the Board of Directors may from time to time determine. The capital stock, after the amount of the subscription price (which shall not be less than the par value) has been paid in, shall not be subject to assessment.

                 The following is a description of the different classes and a statement of the relative rights of the holders of the Preferred Stock and Common Stock.





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                          SECTION I.  PREFERRED STOCK

                 The Board of Directors of the Corporation is authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock of the Corporation in one or more series with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in these Articles of Incorporation, and, to the extent not so stated or expressed, as may be stated and expressed in a resolution or resolutions establishing such series and providing for the issuance thereof adopted by the Board of Directors pursuant to the authority so to do which is hereby expressly vested in it including, without limiting the generality of the foregoing, the following:

                 (1) the designation and number of shares of each such series;

                 (2) the dividend rate of each such series, the conditions and dates upon which such dividends shall be payable, the preference or relation of such dividends to dividends payable on any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

                 (3) whether the shares of each such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption;

                 (4) the terms and amount of any sinking or similar fund provided for the purchase or redemption of the shares of each such series;

                 (5) whether the shares of each such series shall be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

                 (6) the extent, if any, to which the holders of the shares of any series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

                 (7) the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;





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                 (8)   the rights of the holders of the shares of such
                       series upon the dissolution of, or upon the distribution of assets of, the Corporation, which rights may be different in the case of voluntary dissolution than the case of involuntary dissolution; and

                 (9) any other relative rights, preferences or limitations of shares of such series consistent with this Article FOURTH and applicable law.

                 The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock of the Corporation, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock of the Corporation shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Except as may otherwise be required by law or these Articles of Incorporation, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or of any class of Common Stock of the Corporation.


                           SECTION II.  COMMON STOCK

                 1.       Voting Rights.

                          (a) Each share of Common Stock shall entitle the holder thereof to one vote for each share held.

                          (b) No holder of Common Stock shall have the right to cumulate votes in the election of Directors of the Corporation or for any other purpose.

                 2. Dividends, Combinations and Reclassifications. Subject to the rights of holders of Preferred Stock of the Corporation, the holders of Common Stock shall be entitled to share ratably, on a share for share basis, in any and all dividends, payable in cash or otherwise, as may be declared in respect of their holdings by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.


                     SECTION III.  PROVISIONS APPLICABLE TO
                                  ALL CLASSES

                 1. Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the





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         Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share equal to the amount fixed and determined in accordance with the respective rights and priorities established by the Board of Directors in any resolution or resolutions providing for the issuance of any particular series of Preferred Stock before any of the assets of the Corporation shall be distributed or paid over to holders of Common Stock. After payment in full of said amounts to the holders of Preferred Stock of all series, holders of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation, such that an equal amount of net assets shall be allocated to each share of Common Stock. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this paragraph 1.

                 2. Preemptive Rights. No stockholder of the Corporation shall, by reason of his holding any shares of any class of the Corporation, have any preemptive or preferential right to acquire or subscribe for any treasury or unissued shares of any class of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting rights of such stockholder, and the Board of Directors of the Corporation may issue shares of any class of this Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to subscribe for or acquire shares of any class of the Corporation, without offering any such shares of any class of the Corporation, either in whole or in part, to the existing stockholders of any class of the Corporation.

                 FIFTH: All corporate powers shall be exercised by the Board of Directors, except as otherwise provided by law or by these Articles of Incorporation.

                 1. Powers of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                          (a) to fix in, or pursuant to, the Bylaws from time to time the number of Directors of the Corporation consistent with paragraph 2 of this Article FIFTH, none of whom need be stockholders of the Corporation;

                          (b) to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation and conveyances of its real estate;





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                          (c)     to set apart out of any of the funds of the
                 Corporation available for dividends a reserve or reserves for any proper purposes and/or to abolish any such reserve in the manner in which it was created;

                          (d) to borrow money and to make and issue notes, bonds, debentures, obligations and evidence of indebtedness of all kinds, with or without the privilege of conversion into stock of the Corporation;

                          (e) to determine from time to time whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts, books and records of the Corporation (other than the stock ledger), or any of them, shall be open to inspection of stockholders; and no stockholder shall have any right of inspecting any account, book, record or document of the Corporation except as conferred by law, unless authorized by a resolution of the Board of Directors of the Corporation; and

                          (f) to designate by resolution or resolutions passed by a majority of the whole Board of Directors one or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in said resolution or resolutions or in the Bylaws of the Corporation, shall have and may exercise the power of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers on which the Corporation desires to place a seal. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolutions adopted by the Board of Directors.

                 The Corporation may confer powers upon the Board of Directors of the Corporation in its Bylaws in addition to the powers conferred upon the Board of Directors in these Articles of Incorporation and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

                 Both stockholders and the Board of Directors may hold their meetings within or without the State of Nevada, and the Corporation may keep the books and records of the Corporation (subject to the provisions of applicable law) outside of the State of Nevada at such places as may be designated from time to time by the Board of Directors.

                 2. Organization of the Board of Directors. The number of Directors that shall constitute the whole Board of Directors of the Corporation shall be not less than three nor more than twelve as specified from time to time in, or pursuant to, the Bylaws of the Corporation, except in the case of any increase in the number of Directors by reason of any provision entitling the holders of any one or more series





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         of Preferred Stock, voting as a class, to elect additional Directors in specified circumstances. The Board of Directors is divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of Directors as possible. Each Director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such Director was elected; provided, however, that the Directors first elected to Class I shall serve for a term ending on the annual meeting next following the end of the calendar year 1985, the Directors first elected to Class II shall serve for a term ending on the second annual meeting next following the end of the calendar year 1985, and the Directors first elected to Class III shall serve for a term ending on the third annual meeting next following the end of the calendar year 1985. The foregoing notwithstanding, each Director shall serve until his successor shall have been duly elected and qualified unless he shall resign, become disqualified, disabled or shall otherwise be removed.

                 At each annual election, the Directors chosen to succeed those whose terms then expire shall be of the same class as the Directors they succeed, unless, by reason of any intervening changes in the authorized number of Directors, the Board of Directors shall designate one or more directorships whose term then expire as directorships of another class in order more nearly to achieve equality of the number of Directors among the classes of Directors.

                 Notwithstanding the rule that the three classes of Directors shall be as nearly equal in number of Directors as possible, in the event of any change in the authorized number of Directors, each Director then continuing to serve as such shall continue nevertheless as a Director of the class of Directors of which he is a member until the expiration of his current term or his prior death, resignation, disqualification or removal. If any newly created directorship may be allocated to one of two or more classes of Directors consistent with the rule that the three classes of Directors shall be as nearly equal in number of Directors as possible, the Board of Directors shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.

                 3. Removal. A Director may be removed from office without cause only by the affirmative vote of the holders of not less than 80% of the number of shares of Common Stock then outstanding. A Director may be removed from office for cause only by the affirmative vote of the holders of not less than a majority of the number of shares of Common Stock then outstanding. Except as otherwise provided by law or fixed by, or pursuant to, the provisions of Article FOURTH hereof relating to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, this paragraph 3 shall not apply with respect to any director elected by the holders of any such class or series having a preference.





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                 4.       Vacancies.  Except as otherwise provided for or fixed
         by, or pursuant to, the provisions of Article FOURTH hereof relating to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

                 5. Nominations. Advance notice of any nomination by a stockholder for the election of Directors of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                 SIXTH: No action required to be taken or that may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting except by the unanimous written consent of all stockholders entitled to vote on such action, and the power of stockholders to consent in writing to the taking of any action by less than unanimous consent of all such stockholders is specifically denied. Except as otherwise required by law and subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors of the Corporation pursuant to a resolution approved by a majority of the entire Board of Directors or by the Chairman of the Board or the President of the Corporation.

                 SEVENTH:  The existence of the Corporation shall be perpetual.

                 EIGHTH: 1. Except as set forth in paragraph 4 of this Article EIGHTH, the affirmative vote of the holders of 80% of the voting power of all stock of this Corporation entitled to vote in elections of directors (excluding stock entitled so to be voted only upon the happening of some contingency unless such contingency shall have occurred and is continuing), considered for the purposes of this Article EIGHTH and Article NINTH as one class and hereinafter in this Article EIGHTH and in Article NINTH embraced in the term "voting stock", shall be required:

                          (a)     for a merger or consolidation of the
                 Corporation with or into any other corporation;





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                          (b)     for any sale or lease of all or any
                 substantial part of the assets of the Corporation to any other corporation, person or other entity; or

                          (c) for any sale or lease to the Corporation or any subsidiary thereof of any assets (except assets having an aggregate fair market value of less than $5,000,000) in exchange for voting stock (or securities convertible into or exchangeable for voting stock or options, warrants or rights to purchase voting stock or securities convertible into voting stock) of the Corporation or any subsidiary of the Corporation by any other corporation, person or entity, if as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto, or as of the time the Board of Directors shall have approved a memorandum of understanding, or the Corporation shall have entered into any agreement, with respect to any such transaction for which the vote of the holders of no class or series of stock of the Corporation is otherwise required by law, the Articles of Incorporation or any other contract or agreement, such other corporation, person or entity which is party to such a transaction is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of any class or series of voting stock of the Corporation. There shall also be required for any such transaction for which such affirmative vote shall be required by this paragraph 1 the affirmative vote of the holders of a majority of the voting power of the voting stock of this Corporation, exclusive of all voting stock of this Corporation of which such other corporation, person or entity which is party to such transaction is, directly or indirectly, the beneficial owner. Each such affirmative vote shall be in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law or the Articles of Incorporation or the resolution or resolutions providing for the issuance of such class or series which have been adopted by the Board of Directors or any agreement between the Corporation and any national securities exchange.

                 2. For purposes of this Article EIGHTH and Article NINTH any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of stock of the Corporation:

                          (a) which it owns directly, whether or not of record; or

                          (b) which it has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, exchange rights, warrants or options or otherwise;

                          (c) which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of subparagraph (b) above), by any "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the





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                 General Rules and Regulations under the Securities Exchange
                 Act of 1934 as in effect on June 1, 1985; or

                          (d) which are beneficially owned, directly or indirectly (including shares deemed owned through application of subparagraph (b) above), by any other corporation, person or entity with which it or its "affiliate" or "associate" has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation.

         For the purposes of this Article EIGHTH, the outstanding shares of any class or series of stock of the Corporation shall include shares deemed owned through the application of subparagraphs (b), (c) and (d) of paragraph 2, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, options or otherwise. As used in this Article EIGHTH, the term "subsidiary" shall mean a corporation a majority of the voting power of the capital stock (that is, voting power entitled to be exercised in the election of directors, but excluding voting power entitled so to be exercised only upon the happening of some contingency unless such contingency shall have occurred and is continuing) of which shall be owned by the Corporation or by one or more subsidiaries or by the Corporation and one or more subsidiaries.

                 3. The Board of Directors shall have the power and duty to determine for the purposes of this Article EIGHTH and Article NINTH on the basis of information known to this corporation whether

                          (a) such other corporation, person or other entity beneficially owns 5% or more of the outstanding shares of any class or series of voting stock of the Corporation;

                          (b) a corporation, person or entity is an affiliate" or "associate" (as defined in paragraph 2 above) of another;

                          (c) the assets being acquired by the Corporation, or any subsidiary thereof, have an aggregate fair market value of less than $5,000,000; and

                          (d) the memorandum of understanding referred to in paragraph 4 below is substantially consistent with the transaction covered thereby.

         Any such determination shall be conclusive and binding for all purposes of Article EIGHTH and Article NINTH.





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                 4.       The provisions of paragraph 1 of this Article EIGHTH
shall not apply to:

                          (i)     any merger or consolidation of this
                 Corporation with any corporation, or any sale or lease to this Corporation or any subsidiary thereof of any assets of, or any sale or lease by this Corporation or any subsidiary thereof of any of its assets to, any corporation, person or entity, if the Board of Directors of this Corporation has approved a memorandum of understanding with such other corporation, person or entity with respect to such transaction prior to the time that such other corporation, person or entity shall have become a beneficial owner of 5% or more of the outstanding shares of any class or series of voting stock of the Corporation; or

                          (ii)    any merger or consolidation of this
                 Corporation with, or any sale or lease to this Corporation or any subsidiary thereof of any assets of, or any sale or lease by this Corporation or any subsidiary thereof of any of its assets to, any corporation 50% or more of the outstanding voting stock of which is beneficially owned, directly or indirectly, by this Corporation.

                 NINTH: 1. Amendments to Articles of Incorporation. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws (and in addition to any other vote that may be required by law, these Articles of Incorporation or the Bylaws), there shall be required to alter, amend, repeal or adopt any provision inconsistent with, or in limitation of, Articles FIFTH, SIXTH, EIGHTH and this Article NINTH the affirmative vote or consent of (a) the holders of at least 80% of the voting power of the voting stock of the Corporation and (b) the holders of at least a majority of the voting power of the voting stock of the Corporation exclusive of all voting stock of the Corporation beneficially owned, directly or indirectly, by any corporation, person or entity which is, as of the record date for the determination of stockholders entitled to notice of such alteration, amendment, repeal or adoption and to vote thereon, the beneficial owner of 5% or more of the outstanding shares of any class or series of voting stock of the Corporation.

                 2. Amendments to Bylaws. The Board of Directors of the Corporation shall have the power to make, alter, amend and repeal the Bylaws of the Corporation (except so far as the Bylaws adopted by stockholders shall otherwise provide). Any Bylaws made by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the stockholders, provided that the Bylaws shall not be altered, amended or repealed, and no provision inconsistent therewith or in limitation thereof shall be adopted, by the stockholders without the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.





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                 TENTH:  No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer occurring on or after April 28, 1987; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                 ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by these Articles of Incorporation or by law, and all rights conferred upon stockholders herein are granted subject to this reservation.

                 2. Upon the effectiveness of the above described amendment and restatement of the Articles of Incorporation of the Corporation, each share of Class A Common Stock, par value $1.00 per share ("Class A Common Stock") of the Corporation, and any shares of Class B Common Stock, par value $1.00 per share ("Class B Common Stock") of the Corporation, that shall be issued and outstanding at the effective date of said amendment and restatement, and all rights in respect thereof, shall be redesignated and reclassified as a share of Common Stock.

                 Until surrendered for new certificates representing shares of Common Stock, the outstanding certificates representing Class A Common Stock and any outstanding certificates representing Class B Common Stock may be treated by the Corporation for all corporate purposes as evidencing a like number of shares of Common Stock.

                 3. The aforementioned amendment and restatement to the Corporation's Articles of Incorporation was adopted by the Corporation's Board of Directors at a meeting duly called and held on February 9, 1988 in accordance with the provisions of NRS 78.315 and NRS 78.390.

                 4. Thereafter pursuant to resolutions of the Board of Directors of the Corporation, the foregoing amendment and restatement was submitted to the shareholders of the Corporation at the annual meeting of shareholders held on April 27, 1988, and the shareholders approved and adopted said amendment and restatement pursuant to NRS 78.390 with 44,876,234 shares of Class A Common Stock voting for the amendment and restatement and 455,058 shares of Class A Common Stock voting against the proposed amendment and restatement, no shares of Class B Common Stock being at the time outstanding.





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                 IN WITNESS WHEREOF, Battle Mountain Gold Company has caused these Restated Articles of Incorporation to be executed in its name by its President and its Secretary, and its corporate seal to be affixed hereto, this 9th day of May, 1988.

                          BATTLE MOUNTAIN GOLD COMPANY



                                        By:   /s/ Douglas J. Bourne
                                           ---------------------------------
                                                  Douglas J.Bourne
                                                  Chairman of the Board
                                                  and Chief Executive Officer



                                        By:   /s/ James A. Brooks
                                           ----------------------------------
                                                  James A. Brooks
                                                  Assistant Secretary





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STATE OF TEXAS

COUNTY OF HARRIS

                 Before me, a Notary Public, on this day personally appeared Douglas J. Bourne and James A. Brooks, known by me to be the Chairman of the Board and Chief Executive Officer and Assistant Secretary, respectively, of Battle Mountain Gold Company and to be the persons whose names are subscribed to the foregoing document, and, being by me first duly sworn, each declared that the statements therein contained are true and correct, and acknowledged that he executed the above instrument.

                 Given under my hand and seal of office this 9th day of May, 1988.




                                        /s/ Deborah S. Wheeler
                                            --------------------------------
                                            Notary Public in
                                            and for the State of Texas

                                            DEBORAH S. WHEELER
                                            Notary Public, State of Texas
                                            Commission Expires 7-1-89





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